Exhibit (d)(1)(ii)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS, LLC

Annual Investment Management Fee
Series	(as a percentage of average daily net assets)

ING Large Cap Value Fund (formerly, ING Equity Dividend Fund)	0.65% on all assets

ING MidCap Opportunities Fund	0.75%

ING Mid Cap Value Fund	0.70%

ING Real Estate Fund	0.70%

ING SmallCap Opportunities Fund	0.90% on the first $250 million of assets 0.80% on the next $250 million of assets 0.75% in excess of $500 million

ING Value Choice Fund	0.90%